UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act Of 1934

November 30, 2012

Date of Report (Date of earliest event reported)

___________________________________________________________

CADISTA HOLDINGS INC.

(Exact Name of Registrant as Specified in Charter)

___________________________________________________________

State of Delaware	000-54421	31-1259887
(State of Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification Number)

207 Kiley Drive

Salisbury, MD 21801

(Address of principal executive offices) (Zip Code)

(410) 912-3700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

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Item 1.01 Entry into Material Definitive Agreement

On November 30, 2012, through our wholly-owned subsidiary, Jubilant Cadista Pharmaceuticals Inc. (“Cadista Pharmaceuticals”), we entered into an amendment (the “Loan Agreement Amendment”) to a loan agreement, dated November 23, 2011 (the “Loan Agreement”). Pursuant to the Loan Agreement we had extended an unsecured recourse loan to HSL Holdings Inc. (“HSL Holdings”), a wholly-owned subsidiary of Jubilant Life Sciences Holdings, Inc. (“Jubilant Holdings”) which is the holder (through its wholly-owned subsidiary) of approximately 82% of our common stock and is a wholly-owned subsidiary of Jubilant Life Sciences Ltd. (“Jubilant”).

The Loan Agreement Amendment, amended our Loan Agreement with HSL Holdings in order to extend the maturity date from November 30, 2012 to November 29, 2013. The Loan Agreement provides for a loan (the “Loan”) in the principal amount of $10,000,000 from us to HSL Holdings. The Loan was fully funded by us on November 25, 2011 and the same principal balance remains outstanding.

Other than the extension of the maturity date to November 29, 2013, the terms of the original Loan Agreement remains unmodified, including the following:

The accrual of interest on the outstanding principal balance of the Loan at a rate equal to five percent (5%) per annum, which interest is payable semi-annually on the last business day of November and May;

We have the right to demand payment of all or any portion of the principal amount of the Loan, together with accrued and unpaid interest thereon, at any time during the term of the Loan upon 30 days’ prior notice to HSL Holdings; and

Jubilant Holdings, has guaranteed the prompt payment and performance, when due, of all obligations of HSL Holdings under the Loan Agreement and reconfirmed its guarantee in connection with the Loan Agreement Amendment.

In accordance with our policy and procedure with respect to the approval of related party transactions, a committee comprised of our independent directors, Messrs. Becker and Seth, reviewed and approved of the Loan Agreement Amendment.

See Item 13 - “Certain Relationships and Related Party Transactions, and Director Independence” of our Annual Report on Form 10-K for our Fiscal Year ended March 31, 2012, for a more detailed description of the Loan Agreement.”

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CADISTA HOLDINGS INC.

By:	/s/ Kamal Mandan
Kamal Mandan
Chief Financial Officer

Date: December 5, 2012

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